Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
AllianceBernstein International Research Growth Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated September 25, 2006, for the AllianceBernstein International Research Growth Fund, Inc. as of July 31, 2006 and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "SHAREHOLDER SERVICES - Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


                                        KPMG LLP

New York, New York
May 25, 2007